Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, each of the undersigned hereby agrees to the filing of this Statement on Schedule 13G on his or her behalf.

Date: February 14, 2012

/s/ Cornelius B. Prior, Jr.
Cornelius B. Prior, Jr.

/s/ Gertrude J. Prior
Gertrude J. Prior